Exhibit 99.1
January 16, 2013

Plexus Corp. Reports First Quarter Results

•	Fiscal first quarter revenue of $531 Million, EPS of $0.47

•	Initiates Q2 fiscal 2013 revenue guidance of $550 - $580 Million

NEENAH, WI - January 16, 2013 - Plexus Corp. (NASDAQ: PLXS), today announced financial results for its fiscal first quarter ended December 29, 2012.

	Three Months Ended
	December 29, 2012	September 29, 2012	December 31, 2011
(US$ in thousands, except EPS)	Q1 F13	Q4 F12	Q1 F12

Revenue	$530,532	$594,789	$529,654
Gross profit	$51,162	$56,244	$51,652
Operating profit	$21,484	$27,349	$23,762
Net income	$16,616	$728	$17,870
Earnings per share	$0.47	$0.02	$0.51
Net income, before special charges	$16,616	$23,513	$17,870
Earnings per share, before special charges	$0.47	$0.66	$0.51

Gross margin	9.6%	9.5%	9.8%
Operating margin	4.1%	4.6%	4.5%
Return on invested capital	12.6%	15.5%	14.2%

Q1 Fiscal 2013 Results (quarter ended December 29, 2012)

•	Revenue: $531 million, consistent with our updated guidance

•	Diluted EPS: $0.47, including $0.08 per share of stock-based compensation expense

•	Return on invested capital (ROIC): 12.6%

Q2 Fiscal 2013 Guidance

•	Revenue: $550 to $580 million

•	Diluted EPS: $0.50 to $0.55, excluding any unanticipated restructuring charges and including approximately $0.08 per share of stock-based compensation expense

Dean Foate, President and CEO, commented, “Our revenue of $531 million and diluted EPS of $0.47 was consistent with our updated guidance issued on January 7, 2013. Relative to our original expectations, manufacturing demand softened across all of our market sectors during the quarter, particularly for our Networking/Communications sector in the final few weeks. Despite the challenges in the end-market demand environment, our new business development results were strong again in the first quarter. Our teams won 23 new programs in our Manufacturing Solutions group; we anticipate these wins will generate approximately $193 million in annualized revenue, when fully ramped into production. As always, all future revenues are subject to the timing and ultimate realization of customer forecasts and orders that can be influenced by economic and other factors. Our funnel of qualified business opportunities increased during the quarter to $2.2 billion, up slightly from the prior quarter.”

Ginger Jones, Senior Vice President and CFO, commented, “Gross margin was 9.6% for the fiscal first quarter, above our expected range due to positive customer mix and sales of certain inventory that had previously been written down. Selling and administrative expenses were in line with our expectations at $29.7 million. Operating margin was 4.1%, consistent with our expectations.”

Ms. Jones concluded, “Fiscal first quarter cash cycle days, including customer deposits, were 74 days and significantly above our expected range. Days in receivables were one day higher than the prior quarter. Inventory days increased fourteen days, primarily as a result of lower demand during the quarter than expected. This increase was offset by a three-day increase in accounts payable days and a one-day increase in cash deposits.”

Mr. Foate continued, “We are establishing fiscal second quarter 2013 revenue guidance of $550 to $580 million. At that level of revenue we anticipate diluted EPS of $0.50 to $0.55, excluding any unanticipated restructuring charges and including approximately $0.08 per share of stock-based compensation expense. The midpoint of this guidance range suggests that our fiscal second quarter revenue would be up 6% compared to our fiscal first quarter; it reflects higher forecasted revenue from Juniper as we support the plan to substantially complete the disengagement by June 30, 2013.”

Mr. Foate concluded, “Recognizing the challenges the business will face after June 30 from the disengagement of our largest customer, we remain keenly focused on managing our cost structure to achieve acceptable financial results as we work to ramp up new business to replace the Juniper revenues. Our optimism is directly tied to the $956 million in new program wins in fiscal 2012 and the strong wins in the fiscal first quarter. Taking into account the Juniper exit and the current view of ramps of this new business, our goal is to work our way back to flat revenue for fiscal 2013 compared to fiscal 2012 and strive for modest revenue growth in fiscal 2014.”

Plexus provides non-GAAP supplemental information such as return on invested capital (“ROIC”), free cash flow and net income before special charges. ROIC is used for internal management assessments because it provides additional insight into ongoing financial performance. Net income before special charges helps assess trends and performance over time by eliminating the effects of unusual events. In addition, we provide non-GAAP measures because we believe they offer insight into the metrics that are driving management decisions as well as management’s performance under the tests that it sets for itself. Please refer to the attached reconciliations of non-GAAP supplemental data.

Market Sector Breakout

Plexus reports revenue based on the market sector breakout set forth in the table below, which reflects the Company’s focus on its global business and market development sector strategy.

Beginning in fiscal 2013, as previously announced, we renamed our Medical sector to the Healthcare/Life Sciences sector.  This change stems from our evolving strategy and enhanced capabilities within this market and reflects the industry’s continuing approach towards holistic patient care.   Healthcare/Life Sciences more accurately defines this growing industry, aligns with our existing and targeted customer base, and more accurately reflects our growth opportunities.

Market Sector ($ in millions)	Q1 F13		Q4 F12		Q1 F12
Networking/Communications	$199	37%	$228	39%	$230	43%
Healthcare/Life Sciences	$133	25%	$138	21%	$114	22%
Industrial/Commercial	$131	25%	$159	31%	$135	25%
Defense/Security/Aerospace	$68	13%	$70	9%	$51	10%
Total Revenue	$531		$595		$530

Fiscal Q1 Supplemental Information

•
ROIC for the fiscal first quarter was 12.6%. The Company defines ROIC as tax-effected annualized operating income divided by average invested capital over a rolling two-quarter period for the first quarter and a rolling five-quarter period for the fourth quarter. Invested capital is defined as equity plus debt, less cash and cash equivalents.

•
Cash flow provided by operations was approximately $9 million for the quarter. Capital expenditures for the quarter were $26 million. Free cash flow was negative for the quarter, at approximately $(17) million. The Company defines free cash flow as cash flow provided by (or used in) operations less capital expenditures.

•	Top 10 customers comprised 56% of revenue during the quarter, up 1 percentage point from the previous quarter.

•	Cash Conversion Cycle:

Cash Conversion Cycle	Q1 F13	Q4 F12	Q1 F12
Days in Accounts Receivable	50	49	46
Days in Inventory	92	78	87
Days in Accounts Payable	(61)	(58)	(57)
Days in Cash Deposits	(7)	(6)	(6)
Annualized Cash Cycle	74	63	70

Conference Call/Webcast and Replay Information:

What:	Plexus Corp.’s Fiscal Q1 Earnings Conference Call
When:	Thursday, January 17th at 8:30 a.m. Eastern Time
Where:	(800) 927-0469 with confirmation number 3398 7298 http://www.media-server.com/m/p/27f372dr
Replay:
The call will be archived until February 15, 2013 at midnight Eastern Time http://www.media-server.com/m/p/27f372dr or via telephone replay at (888) 843-7419 or (630) 652-3042 with confirmation number 3398 7298

For further information, please contact:
Ginger Jones, Senior VP and Chief Financial Officer
920-751-5487 or ginger.jones@plexus.com

About Plexus Corp. – The Product Realization Company
Plexus (www.plexus.com) delivers optimized Product Realization solutions through a unique Product Realization Value Stream service model. This customer-focused services model seamlessly integrates innovative product conceptualization, design, commercialization, manufacturing, fulfillment and sustaining services to deliver comprehensive end-to-end solutions for customers in the America, European and Asia-Pacific regions.

Plexus is the industry leader in servicing mid-to-low volume, higher complexity customer programs characterized by unique flexibility, technology, quality and regulatory requirements. Award-winning customer service is provided to over 140 branded product companies in the Networking/Communications, Healthcare/Life Sciences, Industrial/Commercial and Defense/Security/Aerospace market sectors.

Safe Harbor and Fair Disclosure Statement
The statements contained in this release which are guidance or which are not historical facts (such as statements in the future tense and statements including “believe,” “expect,” “intend,” “plan,” “anticipate,” “goal,” “target” and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: the risk of customer delays, changes, cancellations or forecast inaccuracies in both ongoing and new programs; the poor visibility of future orders, particularly in view of current economic conditions; the effects on Plexus of Juniper Network, Inc.’s (Juniper’s) intended disengagement, including limited visibility as to Juniper’s demand during the transition and the timing of disengagement; the economic performance of the industries, sectors and customers we serve; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers, maintain our current customer base and deliver product on a timely basis; the particular risks relative to new or recent customers or programs, which risks include customer and other delays, start-up costs, potential inability to execute, the establishment of appropriate terms of agreements, and the lack of a track record of order volume and timing; the risks of concentration of work for certain customers; our ability to manage successfully a complex business model characterized by high customer and product mix, low volumes and demanding quality, regulatory, and other requirements; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; the effects of shortages and delays in obtaining components as a result of economic cycles or natural disasters; the risks associated with excess and obsolete inventory, including the risk that inventory purchased on behalf of our customers may not be consumed or otherwise paid for by the customer, resulting in an inventory write-off; the weakness of areas of the global economy and the continuing instability of the global financial markets and banking system, including the potential inability of our customers or suppliers to access credit facilities; the effect of changes in the pricing and margins of products; the effect of start-up costs of new programs and facilities, such as our announced plans to replace facilities in Romania and the United States, and other recent, planned and potential future expansions; increasing regulatory and compliance requirements; possible unexpected costs and operating disruption in transitioning programs; raw materials and component cost fluctuations; the potential effect of fluctuations in the value of the currencies in which we transact business; the potential effects of regional results on our taxes and ability to use deferred tax assets; the potential effect of world or local events or other events outside our control (such as drug cartel-related violence in Mexico, changes in oil prices, terrorism and weather events); the impact of increased competition; and other risks detailed in the Company’s Securities and Exchange Commission filings (particularly in Part I, Item 1A of our annual report on Form 10-K for the fiscal year ended September 29, 2012).

PLEXUS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)
	Three Months Ended
	December 29,	December 31,
	2012	2011
Net sales	$530,532	$529,654
Cost of sales	479,370	478,002

Gross profit	51,162	51,652

Operating expenses:
Selling and administrative expenses	29,678	27,890
Operating income	21,484	23,762

Other income (expense):
Interest expense	(3,720)	(4,060)
Interest income	397	483
Miscellaneous	(475)	(545)

Income before income taxes	17,686	19,640

Income tax expense	1,070	1,770

Net income	$16,616	$17,870

Earnings per share:
Basic	$0.48	$0.52
Diluted	$0.47	$0.51

Weighted average shares outstanding:
Basic	34,836	34,600
Diluted	35,283	35,181

PLEXUS CORP.
NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)
ROIC Calculation	Three Months Ended		Twelve Months Ended		Three Months Ended
	December 29, 2012		September 29, 2012		December 31, 2011
Operating income		$21,484		$0		$23,762
	x	4	x	0	x	4
Annualized operating income		85,936		104,159		95,048
Tax rate	x	6%	x	7%	x	9%
Tax impact		5,156		7,291		8,554
Operating income (tax effected)		$80,780		$96,868		$86,494

Average invested capital		$640,992		$623,021		$610,666

ROIC		12.6%		15.5%		14.2%

	December 29, 2012	September 29, 2012
Equity	$664,515	$649,022
Plus:
Debt - current	10,310	10,211
Debt - non-current	259,516	260,211
Less:
Cash and cash equivalents	(274,183)	(297,619)
	$660,158	$621,825

Fiscal 2013 first quarter average invested capital (December 29, 2012 and September 29, 2012) was $640,992.

	September 29, 2012	June 30, 2012	March 31, 2012	December 31, 2011	October 1, 2011
Equity	$649,022	$638,573	$615,296	$581,811	$558,882
Plus:
Debt - current	10,211	13,838	17,518	17,446	17,350
Debt - non-current	260,211	260,843	261,542	265,941	270,292
Less:
Cash and cash equivalents	(297,619)	(277,909)	(257,754)	(248,284)	(242,107)
	$621,825	$635,345	$636,602	$616,914	$604,417

Fiscal 2012 fourth quarter average invested capital (September 29, 2012, June 30, 2012, March 31, 2012, December 31, 2011, and October 1, 2011) was $623,021.
Fiscal 2012 first quarter average invested capital (December 31, 2011 and October 1, 2011) was $610,666.

Free Cash Flow Calculation
The Company defines free cash flow as cash flow provided by (or used in) operations less capital expenditures. For the three months ended December 29, 2012 cash flow provided by operations was approximately $9 million less capital expenditures of approximately $26 million, resulting in negative free cash flow of approximately $(17) million.

PLEXUS CORP.
NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	December 29,	September 29,	December 31,
	2012	2012	2011
Net income, as reported	$16,616	$728	$17,870

Non-GAAP adjustments:
Valuation allowance	-	22,785	-

Net income, as adjusted	$16,616	$23,513	$17,870

Diluted earnings per share, as reported	$0.47	$0.02	$0.51

Non-GAAP adjustments:
Valuation allowance	-	0.64	-

Diluted earnings per share, as adjusted	$0.47	$0.66	$0.51

PLEXUS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	December 29,	September 29,
	2012	2012
ASSETS
Current assets:
Cash and cash equivalents	$274,183	$297,619
Accounts receivable	290,458	323,210
Inventories	480,992	457,691
Deferred income taxes	2,245	2,232
Prepaid expenses and other	19,010	15,785

Total current assets	1,066,888	1,096,537

Property, plant and equipment, net	281,240	265,191
Deferred income taxes	3,980	4,335
Other	41,541	42,136

Total assets	$1,393,649	$1,408,199

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$10,310	$10,211
Accounts payable	320,808	341,276
Customer deposits	36,388	36,384
Accrued liabilities:
Salaries and wages	37,772	45,450
Other	45,367	46,550

Total current liabilities	450,645	479,871

Long-term debt and capital lease obligations, net of current portion	259,516	260,211
Other liabilities	18,973	19,095
Total non-current liabilities	278,489	279,306

Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized,
48,856 and 48,851 shares issued, respectively,
and 34,840 and 35,097 shares outstanding, respectively	489	489
Additional paid-in-capital	438,379	435,546
Common stock held in treasury, at cost, 14,016 and 13,754, respectively	(406,180)	(400,110)
Retained earnings	613,529	596,913
Accumulated other comprehensive income	18,298	16,184

Total shareholders’ equity	664,515	649,022

Total liabilities and shareholders’ equity	$1,393,649	$1,408,199
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